Retention Agreement

This Retention Agreement (“Agreement”) is made as of September 29, 2014 (“Effective Date”) between Chicago Mercantile Exchange Inc. (the “Company”), a Delaware corporation, and Jamie Parisi (“Employee”).

WHEREAS, Employee, who is Chief Financial Officer of the Company and a member of the Company’s Executive Team, notified the Company that he is voluntarily retiring from employment with the Company;

WHEREAS, the Company is seeking Employee’s commitment to remain employed with the Company through December 31, 2104 in order to provide for an orderly transition of the CFO duties to Employee’s successor;

WHEREAS, Employee is agreeable to remaining employed with the Company through December 31, 2014 in return for the consideration set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1. Termination of Employment. Employee will remain employed with the Company through December 31, 2014, the effective date of his retirement (“Retirement Date”). Employee will remain the Chief Financial Officer (“CFO”) until the earlier of his Retirement Date or the date on which the CFO duties are completely transitioned to Employee’s successor and Employee’s successor is appointed as the CFO, which such date shall be determined by the Company in its sole discretion. Employee will perform all duties as assigned by the Company, including the CFO duties while Employee remains in the CFO role and duties related to the transition of the CFO duties to Employee’s successor, through the Retirement Date.

2. Consideration. In consideration for Employee’s releases, promises, and representations in this Agreement, including, but not limited to Employee’s agreement to remain employed through the Retirement Date and to assist with the transition of the CFO duties, the Company will provide Employee with the following, which Employee acknowledges Employee is not entitled to absent this Agreement:

(a)	Employee shall be eligible for a bonus under the Annual Incentive Plan for Named Executive Officers for the 2014 plan year. The amount of the bonus shall be determined by the Company in the normal course of business based on the Company’s performance against the bonus metrics, Employee’s target bonus opportunity in the CFO role and Employee’s performance during the 2014 plan year. The bonus will be paid in the normal course of business at the same time bonuses are paid to other eligible employees, which shall be no later than March 15, 2015; and

(b)	the Company will accelerate vesting on any unvested stock options and/or restricted stock grants that would have otherwise vested if Employee had remained employed by the Company through December 31, 2015. For the avoidance of doubt, this provision shall not apply to any outstanding and unvested performance share awards and the vesting of such shares will not be accelerated. Any vesting provided under this provision shall become effective within five (5) business days following the Retirement Date and is subject to the terms and conditions of the Omnibus Stock Plan. The Company will withhold any restricted stock necessary to cover Employee’s tax obligations due as a result of the accelerated vesting.

3. Released Parties. As used in this Agreement, “Released Parties” means (a) the Company, (b) all of the Company’s predecessors, parents, successors, subsidiaries, and affiliates, and (c) all past and present officers, directors, agents, employees, officials, employee benefit plans (and their sponsors, fiduciaries, and administrators), insurers, and attorneys of the entities described in parts (a) and (b) of this paragraph.

4. Release of Claims. In exchange for the payments and other consideration from the Company described in paragraph 2 above, Employee, on behalf of Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases each of the Released Parties from, and agrees not to bring any action, proceeding or suit (but without restricting Employee’s ability to file a charge or participate in an investigation or proceeding conducted by an administrative agency) against any of the Released Parties regarding any and all waivable and releasable known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort regarding any act or failure to act that occurred up to and including the date on which Employee signs this Agreement, including but not limited to all claims arising out of or in connection with Employee’s employment or separation of employment with the Company, and including but not limited to:

(a)	all claims for violation of any federal, state or municipal statute, ordinance, executive order or regulation that may legally be waived by private agreement, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Workers Adjustment and Retraining Notification Act (“WARN”), the Older Workers Benefit Protection Act, the Sarbanes Oxley Act of 2002, the Illinois Human Rights Act, the Illinois Worker Adjustment and Retraining Notification Act (“IL WARN”) the Illinois Constitution and all other federal, state, county, municipal, or other statutes, ordinances or regulations, as may be enacted and/or amended from time to time;

(b)	any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and any claims, including those available under common law, for failure to pay wages, bonuses, employee benefits, severance (including, but not limited to, claims for severance under any severance pay plan covering employees of the Company), other compensation, damages, or other remuneration especially because of Employee’s acknowledgement that the Company has paid Employee in full any and all monies owed to Employee in connection with Employee’s employment with and separation from the Company;

(c)	any and all claims arising out of any other laws or regulations, including but not limited to the common law of any state relating to employment, employment discrimination, or personal injury; and/or

(d)	any and all claims for attorneys’ fees and costs.

Employee further waives any right to recovery in a proceeding instituted on Employee’s behalf by the Equal Employment Opportunity Commission (“EEOC”) or any other administrative agency or entity regarding Employee’s employment with, or separation from, the Company. In addition, in the event Employee’s separation from the Company constitutes an “employment loss” as defined by WARN and/or IL WARN, then the payments and benefits provided pursuant to paragraph 2 above shall offset, on a dollar-for-dollar basis, any damages or liabilities to Employee under those statutes.

For the avoidance of doubt, nothing contained in this Agreement shall release any entitlement to, or with respect to, any indemnification which you may have pursuant to the Company’s bylaws, any policy of insurance maintained by the Company or otherwise under the law.

5. Return of Company Materials Upon Termination. Employee acknowledges that all records, documents, and tangible embodiments containing, summarizing, or describing Proprietary Information prepared by Employee or coming into Employee’s possession by virtue of employment by the Company are and will remain the property of the Company. Employee agrees that he will return to the Company all such items and copies of such items in Employee’s possession, as well as any and all other property belonging to the Released Parties, including but not limited to pagers, keys, key card, cellular phones, credit cards, personal and laptop computers, and other electronic equipment, prior to Employee’s termination of employment on the Retirement Date.

6. Entire Agreement; Governing Law. This Agreement represents the entire agreement and understanding concerning Employee’s separation from the Company. This Agreement supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company with the exception of the Employee’s obligations under the Confidentiality, Non-Competition, and Non-Solicitation Agreement previously executed by Employee, a copy of which is attached to this Agreement. This Agreement may only be amended in a writing signed by Employee and an executive officer of the Company. This Agreement shall be governed by the laws of the state of Illinois, without regard to its conflict of laws rules.

7. Section 409A. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.”  If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due under this Agreement (if any) will be paid or provided in accordance with the normal payment dates specified for them herein.

8. Voluntary Execution of Agreement. Employee acknowledges that:

a.	Employee has carefully read this Agreement and fully understand its meaning;

b.	Employee had the opportunity to take up to 21 days after receiving this Agreement to review it before signing below;

c.	upon presenting this Agreement, the Company advised Employee in writing to review it with an attorney of Employee’s choice before signing the Agreement;

d.	Employee has full knowledge of the significance and effect of this Agreement, and is entering into it knowingly, voluntarily, and without any coercion or duress; and

e.	the only consideration Employee has received for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Employee to sign it.

9. Agreement Effective Date. This Agreement shall become effective on the date it is fully executed.

Chicago Mercantile Exchange Inc.	Jamie Parisi
By:/s/ Hilda Harris Piell Its: Chief HR Officer Date: 9/30/2014	/s/ Jamie Parisi Date: 9/29/2014